Exhibit 99
THE DOLAN COMPANY REPORTS THIRD QUARTER RESULTS
•	Third quarter revenues decreased 4.0% year-over-year to $75.3 million
•	Net income attributable to The Dolan Company was $3.1 million, or $0.10 per diluted share
•	Cash earnings were $7.1 million, or $0.24 per diluted share (See “Non-GAAP Financial Measures” below)
•	Adjusted EBITDA was $16.3 million (See “Non-GAAP Financial Measures” below)
•	Company revises guidance for 2011
MINNEAPOLIS, MN — November 2, 2011 — The Dolan Company (NYSE: DM), a leading provider of professional processing services as well as business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended September 30, 2011.
“The third quarter was mixed as we continue to experience a slowdown in our foreclosure processing business, but encouraging growth in our e-discovery business. Regulatory scrutiny and adoption of new procedures have continued to cause mortgage servicers to slow foreclosure referrals,” said James P. Dolan, chairman, chief executive officer and president. He said the slowdown in default referrals directly affected The Dolan Company’s Professional Services Division and also affected its Business Information Division, where default-related public notices have been an important revenue source.
“Although there are some signs of progress, this process has dragged on longer than expected,” Dolan said. “There continues to be an enormous backlog of pending and future foreclosures, and we believe a significant multi-year opportunity still exists.
“Meanwhile, we are very pleased with our recent addition of ACT Litigation Services to our DiscoverReady e-discovery platform. ACT was immediately accretive and the integration is off to a good start. ACT allows us to further rebalance our business mix. It also extends our e-discovery platform into several significant areas of technology and processing development, which allows us to continue to grow our client list and expand our offerings to current clients,” Dolan said.

“In the third quarter, revenues at our National Default Exchange, or NDeX, declined by 24% year-over-year. Despite difficult industry trends, we believe we held our market share in most of our more mature states and that we continued to see market share gains in some of our newer states. We have worked on reducing our costs, and we will continue to evaluate our cost structure and efficiencies as we strive to improve our margins,” said Dolan.
“Litigation Support Services revenues grew year-over-year by $9.1 million, or 60%, mostly due to the addition of ACT Litigation Services in late July. For comparative purposes, assuming we had owned ACT during the entire third quarters of 2010 and 2011, the Litigation Support Services segment grew by roughly 33% during the quarter. More than ever, we are excited about the growth opportunities for this business and we have made good progress in diversifying DiscoverReady’s customer mix. We are well on our way to our initial goal of building our e-discovery subsidiary into a $100 million operation,” Dolan said.
“Within our Business Information Division, margins continue to be under pressure from the decline in higher-margin public notice revenues related to mortgage defaults. We are well down the path of reorganizing and centralizing some parts of the division to reduce costs and improve margins, and we are seeing some benefit. We are seeing a growing list of new opportunities for DataStream as well as the newly launched Legislative Information Services of America,” Dolan said.
“Previously we were cautious about the third quarter given the foreclosure industry backdrop that exists. Although we have seen some progress, we remain cautious about our foreclosure processing business heading into the fourth quarter, given regulatory activities and other industry factors, but we continue to believe this is a matter of revenue timing. We are convinced that a very large amount of foreclosure work remains to be done, years worth of volume, and that we are extremely well positioned to handle it,” Dolan said.
Full Year 2011 Guidance
Based on third quarter results, the company is revising its full-year financial guidance as follows:

2011 Financial Guidance
(dollars in millions, except per share numbers)
Total revenues	$294 – $297
Adjusted EBITDA	$60 – $62
GAAP EPS	$0.39 – $0.41
Cash earnings per diluted share	$0.89 – $0.92
This guidance presumes the following: 1) no significant improvement in the foreclosure market for the remainder of the year; 2) operating expenses as a percent of total revenues are approximately 91%; 3) non-controlling interest of $0.9 to $1.0 million; 4) interest expense is $6.3 to $6.5 million; 5) cash distributions to holders of non-controlling interest are approximately $0.8 million; 6) the tax rate is estimated at 40%; and 7) fully diluted shares outstanding of 30.2 to 30.4 million.

This guidance excludes the effect of any other businesses that may be acquired in the remainder of 2011. It also assumes that there will be no additional material effect on results of operations from current or future foreclosure-related government legislation, programs or investigations, or from lender-based programs or moratoria. These include, but are not limited to, programs, legislation, investigations and moratoria detailed in “Regulatory Environment” and “Risk Factors” in the company’s 2011 quarterly reports and its annual report for the year ended December 31, 2010, filed with the SEC.
Third Quarter 2011
Financial results for the three months ended September 30, 2011, and 2010 are as follows:

	Three Months	Three Months
	Ended	Ended	Year-over-
	September 30,	September 30,	Year %
Dollars in thousands, except per share data	2011	2010	Change
	(unaudited)	(unaudited)
Total revenues	$75,294	$78,459	(4.0)%
Professional Services Division revenues	55,402	56,337	(1.7)%
Business Information Division revenues	19,892	22,122	(10.1)%
Operating income	7,715	16,430	(53.0)%
Net income attributable to The Dolan Company	3,089	9,040	(65.8)%
Adjusted EBITDA *	16,304	24,154	(32.5)%
Net income attributable to The Dolan Company per diluted share	$0.10	$0.30	(66.7)%
Cash earnings *	7,099	12,352	(42.5)%
Cash earnings per diluted share *	$0.24	$0.41	(41.5)%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why the company believes these are important measures of performance.
Professional Services Division Results
The Professional Services Division provides specialized processing services to the legal profession through its subsidiaries, NDeX, Counsel Press, and DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady comprise the company’s litigation support services segment. Counsel Press is the largest provider of appellate services in the United States, and DiscoverReady provides outsourced discovery management, including document review and data management services, to major corporations and law firms.

Division revenues for the third quarter were $55.4 million, a decline of 1.7% from $56.3 million in the third quarter of 2010. The decline was the result of much lower NDeX file volume, which was partially offset by increased revenue for DiscoverReady.
NDeX received 77,200 mortgage default files for processing during the third quarter and generated $31.2 million in revenues. This compares to 99,700 files received for processing and $41.2 million in revenues in the third quarter of 2010. The total number of mortgage foreclosure files received decreased by more than 30% in the quarter compared to the third quarter of 2010.
Litigation Support contributed $24.2 million in revenues during the third quarter of 2011, an increase of 60.2% from the third quarter of 2010. The increase is primarily the result of the ACT Litigation Services acquisition by DiscoverReady in July of 2011.
Direct operating expenses within the Professional Services Division increased 11.5% to $25.4 million during the third quarter of 2011, from $22.8 million for the same period in 2010. The increase is mostly due to the ACT acquisition, offset in part by lower direct operating expenses at NDeX, which continues to focus on reducing costs and increasing efficiencies to offset volume declines. Selling, general and administrative expenses increased 12.9% on a year-over-year basis to $17.2 million. The increases were largely the result of the ACT acquisition as well as negative operating leverage. Total Professional Services Division operating expenses as a percentage of division revenues increased to 86.6% for the quarter, from 76.4% in the third quarter of 2010. Previous investments made in DiscoverReady and negative operating leverage at NDeX were the primary reasons for the increase. The increase in third quarter operating expenses as a percentage of revenue was partially offset by higher margins at ACT.
Business Information Division Results
The Business Information Division publishes print and electronic business journals, court and commercial media and other highly focused information products and services, operates Web sites and produces events for targeted professional audiences in 21 geographic markets across the United States.
Business Information Division revenues for the third quarter of 2011 were $19.9 million, a 10.1% decrease from $22.1 million in the third quarter of 2010. The addition of DataStream in December 2010 and Federal News Service in August 2010 helped somewhat offset significant weakness in public notice advertising. The company believes that a majority of the weakness in public notice is related to ongoing delays from large mortgage servicers that are deferring foreclosures as previously described.
Total operating expenses within the Business Information Division rose 5.4% to $18.3 million from the third quarter of 2010, due primarily to the additional operating costs associated with the acquisitions of DataStream and Federal News Service. However, total operating expenses from pre-existing business decreased $1.4 million on a year-over-year basis. For the third quarter of 2011, direct operating expenses increased 8.3% to $7.8 million while selling, general and administrative expenses for the division were up 0.3% to $9.0 million.

Balance Sheet and Liquidity
As of September 30, 2011, the company held $2.1 million of cash and cash equivalents, compared to $4.9 million at the end of 2010. During the third quarter of 2011, the company generated $9.7 million of cash from operating activities and $7.4 million of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures. Quarterly capital expenditures were $2.3 million. Days sales outstanding were 97.8 days for the third quarter of 2011, which was up from 85.0 days in the third quarter of last year. DSO increased primarily from a slowdown of payments received from NDeX law firm customers as they experience delays in the foreclosure process and taking files to sale.
Total debt outstanding at the end of the third quarter was $187.7 million, of which $46.3 million was under a term loan facility. Net debt was $185.6 million, up $51.3 million from the end of 2010 due primarily to the acquisition of ACT. At September 30, 2011, the combined weighted-average interest rate on the company’s credit facilities was 2.9%. The leverage ratio at the end of the quarter was 2.6 times total debt to trailing twelve month pro forma adjusted EBITDA, up from 1.5 times as of December 31, 2010. We are within our senior debt covenants.
Non-GAAP Financial Measures
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:
•
Adjusted EBITDA, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: net interest expense resulting from the company’s net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable; non-controlling interest; and distributions paid to holders of non-controlling interest;

•
Cash earnings, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; certain non-recurring items of income or expense; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate;

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding; and
•	Free cash flow, defined as net cash provided by operating activities minus capital expenditures.

The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that the company’s calculations of adjusted EBITDA, cash earnings, cash earnings per diluted share, and free cash flow may not be comparable to the calculations of such measures by other companies.
The following is a reconciliation of net income attributable to The Dolan Company to adjusted EBITDA (in thousands):

	Three Months Ended
	September 30,
	2011	2010
Net income attributable to The Dolan Company	$3,089	$9,040

Interest expense, net	1,744	1,361
Income tax expense	2,558	5,545
Amortization of intangibles	4,939	3,981
Depreciation expense	2,104	2,413
Amortization of Detroit Legal News Publishing intangible	377	377
Non-cash compensation expense	1,007	972
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	253	294
Non-recurring income	107	(197)
Non-controlling interest	217	681
Cash distribution to holders of non-controlling interest	(91)	(313)

Adjusted EBITDA	$16,304	$24,154

The following is a reconciliation of net income attributable to The Dolan Company to cash earnings and cash earnings per diluted share (in thousands, except share and per share data):

	Three Months Ended
	September 30,
	2011	2010
Net income attributable to The Dolan Company	$3,089	$9,040

Non-cash interest income related to the change in fair value of interest rate swaps	—	(228)
Non-cash compensation expense	1,007	972
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	253	294
Amortization of intangibles	4,939	3,981
Amortization of Detroit Legal News Publishing intangible	377	377
Non-recurring income	107	(197)
Adjustment to income tax expense related to reconciling items at effective tax rate	(2,673)	(1,887)

Cash earnings	$7,099	$12,352

Net income attributable to The Dolan Company per diluted share (GAAP)	$0.10	$0.30
Change in redeemable non-controlling interest	0.09	(0.01)

Net income attributable to The Dolan Company common stockholders per diluted share (GAAP)	$0.19	$0.29

Cash earnings per diluted share	$0.24	$0.41

Weighted average diluted shares outstanding	30,208,472	30,316,660
Conference Call
The company has scheduled a conference call for November 2, 2011, at 8:30 a.m. U.S. Eastern Daylight Time (7:30 a.m. U.S. Central Daylight Time). The dial-in number is (888) 517-2513, passcode 7919 254#. The call will be hosted by James P. Dolan, chairman, chief executive officer and president; Scott J. Pollei, executive vice president and chief operating officer; and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the third quarter conference call will be available through the investor relations section of the company Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company Web site for a period of 21 days after the call.

Statement Regarding Forward Looking Information
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts are forward-looking statements. Such forward-looking statements include statements related to the company’s “guidance” as well as statements using words such as “anticipate,” “expect,” “believe,” “convinced,” “continue,” “to come,” “will,” “may,” “estimate,” “assume,” “pursue,” “outlook” and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our businesses operate in highly competitive markets and depend on the economies and demographics of the legal, financial and real estate markets we serve, and changes in those sectors could have an adverse effect on our revenues, cash flows, and profitability; if the number of files referred to us by our mortgage default processing service law firm customers (or loan servicers and mortgage lenders we serve directly for mortgage default files in California) decreases or fails to increase, or if one or more of our law firm customers fails to pay us for our mortgage default processing services, our operating results and ability to execute our growth strategy could be adversely affected; bills introduced and laws enacted to mitigate foreclosures, voluntary relief programs and voluntary halts or moratoria by servicers or lenders, as well as governmental investigations, enforcement actions, litigation and court orders, may have an adverse effect on our mortgage default processing services and public notice operations; growing our business may place a strain on our management and internal systems, processes and controls, may result in operating inefficiencies, and may negatively impact our operating margins; we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risk or require us to raise additional capital or incur additional indebtedness; we depend on our senior management team and other key leaders of our business segments, and the operation and growth of our business may be negatively impacted if we lose any of their services; revenues of our subsidiary NDeX and our subsidiary DiscoverReady have been very concentrated among a few customers, thus the loss of business from these customers and a failure to attract new customers could adversely affect our operating results; certain key personnel of our subsidiary NDeX, who are also shareholders and principal attorneys of our law firm customers, may at times have interests that differ from or conflict with our interests; and the other risk factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 11, 2011. We undertake no obligation to update any forward-looking statements in light of new information or future events.
FOR IMMEDIATE RELEASE
Contact Robert J. Evans, Director of Investor Relations
(612) 317-9430
Bob.evans@thedolancompany.com

The Dolan Company
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,115	$4,862
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,190 and $1,578 as of September 30, 2011, and December 31, 2010, respectively)	80,788	59,801
Unbilled pass-through costs	5,197	7,140
Prepaid expenses and other current assets	4,943	4,186
Income tax receivable	—	4,183

Total current assets	93,043	80,172
Account receivables, long-term	2,729	—
Investments	11,881	13,808
Property and equipment, net	19,948	17,333
Finite-life intangible assets, net	220,463	195,959
Indefinite-lived intangible assets	287,696	225,373
Other assets	2,702	3,143

Total assets	$638,462	$535,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$7,834	$7,578
Accounts payable	20,027	15,589
Accrued pass-through liabilities	9,557	18,271
Accrued compensation	7,640	5,409
Accrued liabilities	5,780	5,537
Due to sellers of acquired businesses	29,450	3,943
Deferred revenue	20,882	21,689

Total current liabilities	101,170	78,016
Long-term debt, less current portion	179,890	131,568
Deferred income taxes	10,866	7,794
Other liabilities	6,159	5,939
Due to sellers of acquired businesses	32,383	7,033

Total liabilities	330,468	230,350

Redeemable noncontrolling interest	14,232	26,580

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,578,999 and 30,511,408 shares as of September 30, 2011, and December 31, 2010, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Other comprehensive loss (net of tax)	(1,427)	(1,298)
Additional paid-in capital	292,045	286,148
Retained earnings (accumulated deficit)	3,114	(6,022)

Total stockholders’ equity	293,762	278,858

Total liabilities and stockholders’ equity	$638,462	$535,788

The Dolan Company
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
Professional Services	$55,402	$56,337	$155,775	$168,817
Business Information	19,892	22,122	61,507	65,829

Total revenues	75,294	78,459	217,282	234,646

Operating expenses
Direct operating: Professional Services	25,416	22,790	71,854	68,841
Direct operating: Business Information	7,832	7,229	24,543	21,769
Selling, general and administrative	27,671	26,758	82,273	77,585
Amortization	4,939	3,981	13,822	11,947
Depreciation	2,104	2,413	5,841	7,872

Total operating expenses	67,962	63,171	198,333	188,014
Equity in earnings of affiliates	383	1,142	1,572	3,654

Operating income	7,715	16,430	20,521	50,286

Non-operating income (expense)
Interest expense, net of interest income	(1,744)	(1,589)	(4,717)	(4,939)
Non-cash interest income related to interest rate swaps	—	228	286	893
Other (expense) income	(107)	197	287	197

Total non-operating expense	(1,851)	(1,164)	(4,144)	(3,849)

Income before income taxes	5,864	15,266	16,377	46,437
Income tax expense	(2,558)	(5,545)	(6,637)	(17,208)

Net income	3,306	9,721	9,740	29,229
Less: Net income attributable to redeemable noncontrolling interests	(217)	(681)	(604)	(2,400)

Net income attributable to The Dolan Company	$3,089	$9,040	$9,136	$26,829

Earnings per share — basic and diluted:
Net income attributable to The Dolan Company	$0.10	$0.30	$0.30	$0.89
Decrease (increase) in redeemable noncontrolling interest in NDeX	0.09	(0.01)	0.17	0.03

Net income attributable to The Dolan Company common stockholders	$0.19	$0.29	$0.47	$0.92

Weighted average shares outstanding:
Basic	30,141,832	30,174,798	30,125,979	30,139,681
Diluted	30,208,472	30,316,660	30,218,680	30,296,544

The Dolan Company
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$3,306	$9,721	$9,740	$29,229
Distributions received from The Detroit Legal News Publishing, LLC	1,400	1,400	3,500	4,900
Distributions paid to holders of noncontrolling interests	(91)	(313)	(566)	(1,374)
Gain on sale of investment	—	(197)	(394)	(197)
Non-cash operating activities:
Amortization	4,939	3,981	13,822	11,947
Depreciation	2,104	2,413	5,841	7,872
Equity in earnings of affiliates	(383)	(1,142)	(1,572)	(3,654)
Stock-based compensation expense	1,007	972	3,041	2,330
Deferred income taxes	258	(463)	286	(463)
Change in value of interest rate swap	—	(228)	(286)	(893)
Amortization of debt issuance costs	94	80	280	244
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	253	294	610	882
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable and unbilled pass-through costs	(4,643)	(4,925)	(9,494)	(6,958)
Prepaid expenses and other current assets	796	(1,326)	3,995	(1,271)
Other assets	97	342	97	360
Accounts payable and accrued liabilities	504	(211)	(4,751)	(816)
Deferred revenue and other liabilities	32	2,254	(660)	1,884

Net cash provided by operating activities	9,673	12,652	23,489	44,022

Cash flows from investing activities
Acquisitions and investments	(61,994)	(2,472)	(67,065)	(2,587)
Capital expenditures	(2,255)	(2,685)	(6,168)	(6,011)
Escrow payment received on sale of investment	0	197	394	197
Other	75	—	77	—

Net cash used in investing activities	(64,174)	(4,960)	(72,762)	(8,401)

Cash flows from financing activities
Net borrowings (payments) on senior revolving note	55,300	—	54,000	(8,000)
Payments on senior long-term debt	(1,250)	(3,550)	(3,750)	(9,775)
Payments on unsecured notes payable	(609)	(1,410)	(1,802)	(10,986)
Payments for repurchase of common stock	—	—	(1,691)	—
Proceeds from stock option exercises	—	—	—	20
Other	(130)	(102)	(231)	(202)

Net cash provided by (used in) financing activities	53,311	(5,062)	46,526	(28,943)

Net change in cash and cash equivalents	(1,190)	2,630	(2,747)	6,678
Cash and cash equivalents at beginning of the period	3,305	6,942	4,862	2,894

Cash and cash equivalents at end of the period	$2,115	$9,572	2,115	9,572